NEWS RELEASE



FOR RELEASE IMMEDIATELY                      CONTACT:
May 16, 2005                                 David C. Cole
                                             808/877-3893
                                             808/871-0953 FAX


          MAUI LAND & PINEAPPLE COMPANY, INC. APPOINTS
                TOM JULIANO CHIEF OF RESORT UNIT


     Kahului, Hawai`i, May 16.. Maui Land & Pineapple Company, Inc. (AMEX: MLP) announced today that effective as of July 1, 2005, Thomas H. Juliano will join the Company as President and CEO of Kapalua Land Company, Ltd., ML&P's operating subsidiary for its Resort segment. Mr. Juliano, formerly from Maui, has held numerous positions in resort and hospitality operations, including serving as general manager of the Kea Lani Hotel in Wailea and Vice President of Lodging at Vail Resorts, Inc. in Colorado.

     David C. Cole, Chairman, President and CEO of ML&P said, "Tom brings a wealth of knowledge in the hospitality industry and a deep love of Hawaii to his new role as chief executive of the
Kapalua Resort.   His work at the premium end of the industry
will serve us well as we continue to reposition our resort products and services up market." In addition to his positions with ML&P, Mr. Cole currently is also Chairman, President and CEO of Kapalua Land Company, Ltd. Once Mr. Juliano takes up the position of President and CEO, Mr. Cole will retain the position of Chairman of the Board of Kapalua Land Company, Ltd.

     Maui Land & Pineapple Company, Inc., owns two principal operating subsidiaries: Maui Pineapple Company and Kapalua Land Company. Operations include cultivating, processing and distributing Maui grown pineapple, operating Kapalua Resort, a destination resort in West Maui, and creating and managing holistic communities on Maui.


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